Exhibit 10.6
PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of August 30, 2013, by and between ELPF Glendale 1500 South Central LLC, ELPF Northridge 18350 Roscoe LLC, ELPF Northridge 18546 Roscoe LLC, ELPF Northridge 18460 Roscoe LLC, ELPF Bakersfield 300 Old River LLC, ELPF Bakersfield 500 Old River LLC, ELPF Santa Maria 116 S. Palisades, LLC, ELPF Santa Maria 525 E. Plaza LLC, ELPF Chandler 485 South Dobson LLC, ELPF Gilbert 1501 North Gilbert LLC, ELPF Phoenix 4545 East Chandler LLC, ELPF Sun Lakes 10440 East Riggs LLC, and ELPF Phoenix 500 West Thomas LLC, all Delaware limited liabilities companies (collectively, “Seller”), and NexCore Development LLC, a Delaware limited liability company (“Purchaser").

W I T N E S S E T H:

WHEREAS, Seller owns thirteen medical office buildings described in Exhibit A attached hereto, subject to various ground leases, containing approximately 657,811 rentable square feet (the “Medical Office Buildings”); and

WHEREAS, Seller desires to sell its interest in such property and Purchaser desires to purchase such interest from Seller on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:
SECTION 1. DEFINITIONS.

Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

A.    “Ancillary Agreements” shall mean the agreements to which Seller is a party relating to the Medical Office Buildings described on Exhibit A-2.

B.    “Broker” shall mean CBRE, Inc.

C.    “Broker’s Web Site” shall mean the web site maintained by the Broker for the transaction set forth herein to which Purchaser has been granted access

D.    "Closing” means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the purchase price described in Section 2 herein below.

E.    "Closing Date” means the date which is the latter of (i) fifteen (15) days after the Due Diligence Deadline (as defined below) or (ii) three (3) business days after all required consents under the Ground Leases for the transactions set forth herein have been obtained; provided, however, in no event shall the Closing Date be later than October 31, 2013. If Closing has not occurred by such date (other than by reason of the default of either party, in which case the terms of Section 13 shall apply), then either party may terminate this Agreement by written notice to the other, in which case the Earnest Money shall be returned to Purchaser.

F.    “Condominium Declarations” means the condominium declarations encumbering some of the Medical Office Buildings which are described on Exhibit A-3 attached hereto.

G.    “Contracts” shall have the meaning set forth in Section 3(E) below.

H.    “Due Diligence Deadline” means 5:00 p.m. Central Time on September 3, 2013.

I.    “Earnest Money” shall have the meaning set forth in Section 2(A) below.

J.    “Ground Leases” means the ground leases encumbering the Medical Office Buildings described on Exhibit A-1 attached hereto.

K.    “Ground Lessors” means the lessors under the Ground Leases.

L.    "Improvements” means all buildings, structures, fixtures and other improvements now or hereafter included in the Medical Office Buildings (other than any trade fixtures owned by tenants).

M.    “Individual Property” means Seller’s interest in any one of the thirteen projects that collectively comprise the Project.

N.    “Leasehold Estates” means Seller’s interests in the Medical Office Buildings pursuant to the Ground Leases.

O.    "Permitted Exceptions" means non-delinquent real property taxes on the Project, the rights of tenants under the Tenant Leases and any other matters set forth on the Title Commitment and Survey (both as defined in Section 7(A) below), which are not objected to by Purchaser within the time period set forth in Paragraph 7(A) below.

P.    “Purchase Price” shall have the meaning set forth in Section 2(B) below.

Q.    "Personal Property" means all tangible and intangible personal property now or hereafter owned by Seller and used in connection with the operation of the Project, including, without limitation, (i) all building and construction materials, equipment, appliances, fixtures and machinery, (ii) all transferable permits, licenses, certificates and approvals issued in connection with the Project, (iii) all plans and specifications, operating manuals, guaranties and warranties with respect to the Project, and (iv) Seller's rights, if any, to use the name of the Project.

R.    "Project" means the Leasehold Estates, the Improvements, the Personal Property and Seller’s interests in the Ancillary Agreements.

S.    “Survey” shall have the meaning set forth in Section 7(A) below.

T.    “Tenant Leases” shall have the meaning set forth in Section 3(F) below.

U.    “Title Commitment” shall have the meaning set forth in Section 7(A) below.

V.    "Title Company” means Chicago Title Insurance Company.

SECTION 2. EARNEST MONEY; AGREEMENT TO SELL AND PURCHASE.
A.    Earnest Money.

Within two (2) business days after the execution of this Agreement, Purchaser shall deposit $2,280,000 (the "Earnest Money") with the Title Company; and, if Purchaser fails to deposit the Earnest Money with the Title Company when due hereunder, this Agreement shall be null and void. The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account. If this Agreement is terminated prior to Closing due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller's sole and exclusive remedy except as set forth in Section 13 below. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the Earnest Money shall be refunded to Purchaser.
B.    Purchase and Sale.

On the Closing Date Seller shall convey the Project to Purchaser on the terms and conditions set forth herein. On the Closing Date Purchaser shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to Seller the purchase price ("Purchase Price") of ONE HUNDRED THIRTEEN MILLION SIX HUNDRED EIGHTY THOUSAND AND 00/100 DOLLARS ($113,680,000.00), subject to prorations as set forth below, by wire transfer of immediately available funds. The Purchase Price shall be allocated among the Medical Office Buildings as set forth on Exhibit A attached hereto. Purchaser may allocate ten percent (10%) of the Purchase Price to business enterprise value/goodwill. Notwithstanding the foregoing, if the Ground Lessor exercises its right to purchase the Medical Office Building located at 300 Old River Road, Bakersfield, California, such property shall be excluded from purchase and sale hereunder and the Purchase Price shall be reduced by the amount allocated to such property on Exhibit A attached hereto; and, if the Ground Lessor exercises its right to purchase the Medical Office Building located at 500 Old River Road, Bakersfield, California, such property shall be excluded from purchase and sale hereunder and the Purchase Price shall be reduced by the amount allocated to such property on Exhibit A attached hereto

C.	Independent Contract Consideration.

Immediately after the deposit of the Earnest Money with the Title Company, the Title Company shall deliver ONE HUNDRED AND N0/100ths DOLLARS ($100.00) of the Earnest Money to Seller, which amount Seller and Purchaser agree has been bargained for as consideration for Seller's execution and delivery of this Agreement and Purchaser's right to inspect the Project pursuant hereto. Such sum is nonrefundable in all events.
SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER.

Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

A.    Due Organization.

The entities comprising Seller are all limited liability companies, duly organized and validly existing under the laws of the State of     Delaware; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.
B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. No consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Seller or the Project.
C.    No Proceedings.

Except as set forth in Exhibit B and except for matters covered by insurance, to Seller’s actual knowledge, Seller has not received any written notice that there is currently pending, and to Seller’s actual knowledge there is not threatened in writing, any action, suit or proceeding, including condemnation, eminent domain or similar proceedings, before any court or governmental agency or body against Seller or the Project which might have any material adverse result to the Project or Seller’s ability to convey the Project. Without limiting the generality of the foregoing, to Seller’s actual knowledge (i) Seller has received no written notice of any pending, and there is not threatened in writing, any zoning changes with respect to the Project, and Seller has not initiated any pending request or application for a zoning change with respect to the Project, and (ii) Seller has not received any written notices from any governmental entities of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.
D.    Ground Leases and Ancillary Agreements

Attached hereto as Exhibit A-1 is a list of all ground leases encumbering the Medical Office Buildings, and attached hereto as Exhibit A-2 are the ancillary agreements held by Seller in connection with the Ground Leases. The Ground Leases and Ancillary Agreements have not been modified or amended except as set forth on Exhibit A-2 attached hereto. Seller has either delivered to Purchaser or made available to Purchaser on the Broker’s Web Site true, correct and complete copies of the Ground Leases and Ancillary Agreements. To Seller’s actual knowledge, all of the Ground Leases and Ancillary Agreements are in full force and effect. Seller has neither given nor received any written notice alleging any default under any Ground Lease or Ancillary Agreement that has not been cured, and to Seller's actual knowledge, all of the Ground Leases and Ancillary Agreements are free from material default.

E.    Condominium Declarations

Attached hereto as Exhibit A-3 is a list of all condominium declarations encumbering the Medical Office Buildings. To Seller’s actual knowledge, the Condominium Declarations have not been modified or amended except as set forth on Exhibit A-3 attached hereto and are in full force and effect. Seller has either delivered to Purchaser or made available to Purchaser on the Broker’s Web Site true, correct and complete copies of the Condominium Declarations. To Seller's actual knowledge, all of the Condominium Declarations are in full force and effect. To Seller’s actual knowledge, Seller has neither given nor received any written notice alleging any default under any Condominium Declarations that has not been cured, and to Seller's actual knowledge, all of the Condominium Declarations are free from material default.

F.    Contracts.

Attached hereto as Exhibit C is a list of all contracts or agreements to which Seller is a party for the providing of services to the Project and the leasing of equipment for the Project (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the “Contracts”). Seller has delivered to Purchaser or made available to Purchaser on the Broker’s Web Site true, correct and complete copies of the Contracts. Except as set forth on such Exhibit, to Seller’s actual knowledge, all of the Contracts are in full force and effect and free from material default.
G.    Tenant Leases.

Attached hereto as Exhibit D-1 is a list of all outstanding leases or agreements pursuant to which any person occupies, or has the right to occupy, space in the Project (which leases, agreements and other documents, together with the lease documents entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the "Tenant Leases"). Exhibit D-1 also includes a list of all security deposits currently being held by Seller in connection with the Tenant Leases, all of which have been paid by the tenants in cash. Seller has delivered to Purchaser or made available to Purchaser on the Broker’s Web site true, correct and complete copies of the Tenant Leases. Except as shown on Exhibit D-2, (i) to Seller’s actual knowledge all of the Tenant Leases are in full force and effect, (ii) Seller has not give any written notice alleging any default under any Tenant Leases that has not been cured, (iii) to Seller’s actual knowledge Seller has not received any written notice alleging any default under any Tenant Leases that has not been cured, and (iv) to Seller’s actual knowledge all of the Tenant Leases are free from material default other than as set forth in the accounts receivable reports previously delivered to Purchaser. Attached hereto as Exhibit D-3 is a list of all brokerage commissions or leasing fees due now or payable in the future in connection with the Tenant Leases and all tenant improvement allowances for the current terms of their Tenant Leases that have not been fully used by the applicable Tenant.
H.    ERISA.

Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

I.    OFAC.

Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on its Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto ("OFAC").
J.    Purchase Options.

Other than the purchase options contained in the Ground Leases, (i) Seller has not granted any option or right of first refusal to purchase any Project, and (ii) To Seller’s actual knowledge, no predecessor to Seller has granted any option or right of first refusal to purchase any Project.
K.    No Employees.

Seller has no employees.
L.    Environmental.
Seller has provided to Purchaser true, correct and complete copies of all environmental reports relating to the Project that are in Seller’s possession or control.
M.    Limitations on Representations and Warranties.

As used herein, the term "Seller's actual knowledge" means the conscious knowledge of Laurence C. Harris and G. Lucas Kimmel, the asset managers for the Project, after inquiry of the property manager with respect to the representations in Subsections 3(F) and (G), and such persons shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. Except for the representations and warranties set forth in Subsections 3(A) and 3(B) above which shall survive the Closing indefinitely, all representations and warranties of Seller in this Agreement shall terminate 270 days after the Closing and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has alleged a claim in writing against Seller during such 270 day period for breach of any representation or warranty and filed a lawsuit against Seller with respect thereto within 60 days after such 270 day period. If Purchaser is aware at Closing or receives any information prior to Closing which indicates that any of Seller's representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to proceed with the Closing, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty. In addition, (i) Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(D) with respect to any Ground Lease to the extent Purchaser has received an estoppel certificate covering the matters set forth in Paragraph 3(D) from the party who is the ground lessor under such Ground Lease; (ii) Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(E) with respect to any Condominium Declarations to the extent Purchaser has received an estoppel certificate covering the matters set forth in Paragraph 3(E) from the applicable condominium association, and (iii) Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(G) with respect to any Tenant Lease to the extent Purchaser has received an estoppel certificate covering the matters set forth in Paragraph 3(G) from the party who is the tenant under such Tenant Lease.
N.    Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROJECT, (C) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROJECT OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECT, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROJECT OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECT; AND PURCHASER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO MAKE ANY CLAIM AGAINST SELLER BASED ON THE VIOLATION OF ANY ENVIRONMENTAL LAWS. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROJECT OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROJECT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND AGREES TO ACCEPT THE PROJECT AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROJECT OR TO ANY HAZARDOUS MATERIALS ON THE PROJECT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECT WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY

INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROJECT, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROJECT AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECT IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

In connection with the releases set forth above, Purchaser, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Initials of Purchaser:                Initials of Seller:

________________________        __________________________

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:
A.    Due Organization.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.
B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. No consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.
C.    No Proceedings.

Purchaser has not received any written notice that there is currently pending any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder.
D.    ERISA.

Purchaser is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

E.    OFAC

Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC.
F.    Limitations on Representations and Warranties.

Except for the representations and warranties set forth in Subsections 4(A) and 4(B) above which shall survive the Closing indefinitely, all representations and warranties of Purchaser in this Agreement shall terminate 270 days after the Closing and Purchaser shall have no liability thereafter with respect to such representations and warranties except to the extent Seller has alleged a claim in writing against Purchaser during such 270 day period for breach of any representation or warranty and filed a lawsuit against Purchaser with respect thereto within 60 days after such 270 day period. If Seller is aware at Closing or receives any information prior to Closing which indicates that any of Purchaser's representations or warranties in this Agreement are not true as of the Closing and Seller elects nonetheless to proceed with the Closing, Seller shall be deemed to have waived any claim for breach of such representation or warranty.
SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING.

Seller agrees to do all of the following, from and after the date hereof and prior to the Closing:

(A)    Operate and maintain the Project in the same manner as it is currently being operated and shall, subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 7(D) below, cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted).

(B)     Maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements.

(C)    Without the prior written consent of Purchaser (except in the case of emergencies and except for tenant improvements required or permitted under the Tenant Leases), not make, or obligate itself to make, any material alterations or modifications to the Project.

(D)    Without the prior written consent of Purchaser, not amend or modify the Ground Leases, Ancillary Agreements or Condominium Documents.

(E)    Without the prior written consent of Purchaser, not enter into any new agreements affecting the Project after the date that is three (3) business days prior to the Due Diligence Deadline which would survive the Closing, including any leases or contracts, and not make any modifications or amendments to any agreements affecting the Project after the date that is three (3) business days prior to the Due Diligence Deadline which would survive the Closing; provided, however, (i) Seller shall not be obligated to obtain Purchaser’s consent for any agreements or modifications which can be terminated on not more than 30 days’ notice without the payment of any premium or penalty, and (ii) without the prior written consent of Purchaser, Seller shall not make any modifications or amendments to any Tenant Leases (whether before or after the Due Diligence Deadline). Purchaser shall not unreasonably withhold its consent to any such agreements, modifications or amendments; and Purchaser shall be deemed to have given its consent thereto if Purchaser does not notify Seller of its disapproval within three (3) business days after receipt of a term sheet setting forth the material terms of the proposed agreement, modification or amendment. With respect to any leases, agreements or amendments executed by Seller before the Due Diligence Deadline, Seller shall deliver copies thereof to Purchaser no later than three (3) business days prior to the Due Diligence Deadline.

(F)    Terminate effective as soon as reasonably possible on or after Closing any Contracts which Purchaser has prior to the Closing requested Seller in writing to terminate provided (i) such Contracts are terminable, (ii) Purchaser gives Seller written notice requesting such termination, and (iii) Purchaser pays any fees or penalties which are necessary to terminate such Contracts; provided, however, in no event shall Seller be obligated to deliver any termination notices until after the Due Diligence Deadline. Notwithstanding the foregoing, all property management and leasing agreements shall be terminated by Seller at Seller’s sole expense effective as of the Closing (without need of further request from Purchaser to do so).

(G)    Cooperate with Purchaser in Purchaser's efforts to obtain Subordination, Non-Disturbance and Attornment Agreements from tenants designated by Purchaser.
SECTION 6. ACCESS TO THE PROJECT.

Heitman Capital Management LLC and NexCore Group LP and Seller have entered into an Access Agreement, dated July 23, 2013, for the Project (the “Access Agreement”). The obligations of such parties under the Access Agreement shall survive the execution of this Agreement and the Closing or termination of this Agreement.

SECTION 7. CONDITIONS TO CLOSING.

In addition to the conditions provided in other provisions of this Agreement, the parties' obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party's obligation to perform hereunder (subject to such party's waiver in strict accordance with Section 9 below):

(A)    Purchaser has ordered a survey of each Individual Property (each a "Survey") certified to Purchaser and the Title Company, and Seller has ordered a current title insurance commitment from the Title Company for each Individual Property (each a "Title Commitment"). Purchaser shall have until the Due Diligence Deadline to deliver written notice (“Purchaser’s Title Notice”) to Seller of any matters set forth in any Survey or Title Commitment which have been disapproved by Purchaser, and all matters set forth therein which have not been disapproved by Purchaser in Purchaser’s Title Notice shall be deemed "Permitted Exceptions." If Purchaser disapproves any such matters as set forth above, Seller shall have five (5) business days after the Due Diligence Deadline in which to send Purchaser written notice in its sole discretion (“Seller’s Title Notice”) notifying Purchaser that it has elected to cure (which may be by causing the matter to be insured over in a manner reasonably acceptable to Purchaser) on or prior to Closing any matters which Purchaser has disapproved; and Seller shall be deemed to have elected not to cure any other matters set forth in Purchaser’s Title Notice, provided, however, Seller shall in any event cause any mortgages or deeds of trust placed on the Project by Seller to be discharged and released on or prior to the Closing. Seller may extend the Closing Date for up to thirty (30) days in order to cure any title exceptions which Seller has elected or is obligated to cure hereunder. If Seller does not elect to correct (which may be by causing the matter to be insured over in a manner reasonably acceptable to Purchaser) any matters disapproved by Purchaser as set forth above, Purchaser shall have two (2) business days after receipt of Seller’s Title Notice (or two (2) business days after the end of the five (5) business day period for the sending of Seller’s Title Notice if Seller does not elect to send a Seller’s Title Notice) in which to elect either to waive its objection to such matters in which case such matters shall be deemed Permitted Exceptions or terminate this Agreement and obtain a refund of the Earnest Money; and Purchaser shall be deemed to have elected to waive its objection to such matters if Purchaser does not notify Seller of its election to terminate this Agreement within such two (2) business day period.

(B)    As a condition of Purchaser's obligation to proceed with Closing (and not as a default), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project; provided, however, if Purchaser does not notify Seller by the Due Diligence Deadline that it is not so satisfied, this condition shall be deemed waived by Purchaser. If Purchaser does notify Seller by the Due Diligence Deadline that it is not satisfied with the Project, this Agreement shall terminate, except for those provisions which by their terms survive such termination; and the Earnest Money shall be refunded to Purchaser.

(C) As a condition to each party's obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth in all material respects of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date except for such changes as are permitted under the terms of this Agreement; provided, however, if either party cannot remake any of its representations and warranties in all material respects as of Closing through no fault of its own (it being acknowledged that a party shall be deemed to be at fault if any of its representations and warranties are not true in all material respects as of the date hereof), the other party's sole remedies shall either be to terminate this Agreement or waive the condition that such representation or warranty be remade as of Closing.

(D) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds (i) $3,000,000 in the aggregate, (ii) $300,000 in the case of the Individual Property known as “Sun Lakes” or (iii) 15% of the allocated Purchase Price in the case of any other Individual Property. Seller shall promptly notify Purchaser of such damage, and Purchaser shall have five (5) business days after receipt of such notice in which to elect to terminate this Agreement and receive a refund of the Earnest Money. If Purchaser does not elect to terminate this Agreement within such period or if the cost of repairing the damage to the Project is less than all of the thresholds set forth above, the parties shall proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage and provide Purchaser with a credit at Closing in the amount of any deductible, and there shall be no other adjustment in the Purchase Price except for a credit for any uninsured loss to the extent provided for below and Seller shall have no obligation to repair such damage. If there is any damage to the Project which is uninsured and the amount of the uninsured loss is less than $3,000,000, then Seller shall provide Purchaser with a credit at Closing for the amount of the uninsured loss. If there is any damage to the Project which is uninsured and the amount of the uninsured loss is greater than $3,000,000, then Seller shall notify Purchaser in writing as to whether Seller will or will not provide Purchaser with a credit at Closing for the amount of the uninsured loss; and if Seller elects not to provide Purchaser with a credit at Closing for the amount of any uninsured loss, then Purchaser shall be entitled to terminate this Agreement.

(E) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any material part thereof by condemnation, eminent domain or similar proceedings; provided, however, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding. Any taking that materially adversely affects access or creates any legal non-compliance or causes any violation or creates any termination right under any Ground Lease, Tenant Lease or Ancillary Agreement shall be deemed material.

(F)    As a condition to Seller’s and Purchaser’s obligations to perform hereunder (and not as a default) Seller shall have delivered to Purchaser written consents (the “Ground Lessor Consents”) from the Ground Lessors to the transactions set forth herein where required under the terms of their Ground Leases; and as a condition to Purchaser’s obligations to perform hereunder (and not as a default) Seller shall have delivered to Purchaser written acknowledgments (the "Ground Lessor Estoppel Certificates") for each Ground Lease from the applicable Ground Lessor, dated as of a date not more than sixty (60) days prior to Closing, without material deviation from either the form attached hereto as Exhibit E-1 or the forms required under the Ground Leases. Seller shall use reasonable efforts to obtain the Ground Lessor Consents and Ground Lessor Estoppel Certificates. If Seller is unable to obtain all of the Ground Lessor Consents, this Agreement shall terminate and the Earnest Money shall be refunded to Purchaser; and, if Seller is unable to obtain the Ground Lessor Estoppel Certificates required herein, Purchaser shall have the option as its sole and exclusive remedies of (i) terminating this Agreement and obtaining a refund of the Earnest Money or (ii) proceeding with the Closing and waiving the requirement that it receive any missing Ground Lessor Estoppel Certificates. If any of the Ground Lessor Consents and/or Ground Lessor Estoppel Certificates have not been received by the scheduled Closing Date, either party may elect to extend the Closing Date for up to ten (10) days to continue to attempt to obtain the missing Ground Lessor Consents and/or Ground Lessor Estoppel Certificates.

(G)    Seller shall use reasonable efforts to obtain estoppel certificates from the other parties to the Ancillary Agreements, which estoppel certificates shall be in substantially the form of Exhibit E attached hereto and may be combined with the Ground Lessor Estoppel Certificates where applicable; provided, however, such estoppel certificates shall not be a condition of Closing hereunder, and Seller’s failure to obtain such estoppel certificates shall not relieve Purchaser of its obligations hereunder.

(H)    As a condition to Purchaser’s obligations to perform hereunder (and not as a default) Seller shall have delivered to Purchaser written acknowledgments (the "Condominium Association Estoppel Certificates") for each Condominium Declaration from the applicable condominium association, dated as of a date not more than sixty (60) days prior to Closing, without material deviation from either the form attached hereto as Exhibit E-2 or the forms required under the Condominium Declarations. Seller shall use reasonable efforts to obtain the Condominium Association Estoppel Certificates. If Seller is unable to obtain the Condominium Association Estoppel Certificates required herein, Purchaser shall have the option as its sole and exclusive remedies of (i) terminating this Agreement and obtaining a refund of the Earnest Money or (ii) proceeding with the Closing and waiving the requirement that it receive any missing Condominium Association Estoppel Certificates.

(I)    As a condition to Purchaser’s obligations to perform hereunder (and not as a default) Seller shall have delivered to Purchaser written acknowledgments (the "Tenant Estoppel Certificates") from the tenants under the following Tenant Leases, dated as of a date not more than sixty (60) days prior to Closing, without material deviation from either the form attached hereto as Exhibit F, the forms required under their leases or, in the case Dignity Health, its standard form, from at least 75% of the occupied square footage in the Project, including in all events Tenant Estoppel Certificates for all Tenant Leases of 4,000 square feet or more and for all Tenant Leases at the Project with Dignity Health, the Tenant Lease with Lakeside Medical Organization for space at 1500 S. Central, Glendale, California; the Tenant Leases with Kidney Center, Inc. and Healthcare Partners, LLC for space at 18546 Roscoe, Northridge, California; and the Tenant Lease with Facey Medical Group at 18460, Roscoe, Northridge, California (the “Required Tenant Estoppel Certificates”). Seller shall use reasonable efforts to obtain Tenant Estoppel Certificates from all of the tenants at the Project, but receipt of Tenant Estoppel Certificates shall not be a condition of Closing except for the Required Tenant Estoppel Certificates. If Seller is unable to obtain the Required Tenant Estoppel Certificates, Purchaser shall have the option as its sole and exclusive remedies of (i) terminating this Agreement and obtaining a refund of the Earnest Money or (ii) proceeding with the Closing and waiving the requirement that it receive any missing Tenant Estoppel Certificates; provided, however, if the Required Tenant Estoppel Certificates have not been received by the scheduled Closing Date, either party may elect to extend the Closing Date for up to ten (10) days to continue to attempt to obtain the Required Tenant Estoppel Certificates.

SECTION 8. CLOSING.

A.    Time.

The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.
B.    Actions.

At the Closing, Seller shall convey the Project to Purchaser; and Purchaser shall pay to Seller the Purchase Price, plus or minus prorations as set forth herein. The Closing shall occur through an escrow, the cost of which shall be shared equally between Purchaser and Seller. Seller shall convey, and Purchaser shall receive, full possession of the Project at Closing, subject only to (i) the Tenant Leases, (ii) Permitted Exceptions, (iii) real estate and personal property taxes not yet due and payable, and (iv) all federal, state and local laws, ordinances and regulations.
C.    Deliveries.

(1)    At the Closing, Purchaser shall receive each of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser), all of which shall have been deposited by Seller in escrow with the Title Company at least one (1) business day prior to the Closing Date:

(a) Assignments of the Ground Leases and Ancillary Agreements in the form attached hereto as Exhibit G-1 for any portions of the Project located in California and Assignments of the Ground Leases and Ancillary Agreements in the form attached hereto as Exhibit G-2 for any portions of the Project located in Arizona (collectively, the “Assignments of Ground Leases”), each duly executed by Seller;

(b)    a bill of sale and assignment for the Personal Property in the form of Exhibit H, executed by Seller;

(c) an assignment of the Contracts, in the form of Exhibit I attached hereto (the "Assignment of Contracts "), executed by Seller, assigning to Purchaser all of the Contracts except for those Contracts which have been terminated effective on or prior to the Closing in accordance with the terms hereof;

(d) an assignment of the Tenant Leases, in the form of Exhibit J hereto (the "Assignment of Tenant Leases"), executed by Seller;

(e) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct; and notices to the other parties to any Contracts assigned to Purchaser hereunder, notifying them of the sale of the Project and directing them where to send future invoices for the Project.

(f) a closing statement setting forth all prorations and credits required hereunder;

(g) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended, and a California Form RE-593, duly executed by Seller for the portions of the Project located in California;

(h) the original of all Tenant Leases, Contracts, licenses and permits, plans and specifications, operating manuals and guaranties and warranties with respect to the Project to the extent they are in the possession of Seller or its agents, provided, however, Seller shall have access to such items after Closing to the extent reasonably necessary for Seller to resolve any legal matters with respect to the Project relating to the period prior to the Closing;

(i) such evidence as Purchaser or the Title Company may reasonably require as to the due authorization, execution and delivery by Seller of this Agreement and the documents required to be executed by Seller hereunder;

(j) a certificate executed by Seller reaffirming that Seller’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Seller’s liabilities set forth in this Agreement;

(k)    an Affidavit of Property Value for those portions of the Project located in Arizona;

(l)    Special warranty deeds for all condominium units comprising any portion of the Project and for all Improvements; and

(m)    any other required state, county or municipal transfer tax declarations, notices or filings, and any reasonable and customary documentation required by the Title Company in order for the Title Company to issue the Title Policy.

(2)    At the Closing Seller shall have received each of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to Seller), all of which shall have been deposited by Purchaser in escrow with the Title Company at least one (1) business day prior to the Closing Date:

(a) payment of the Purchase Price, plus or minus prorations;

(b) copies of the Assignments of Ground Lease, executed by Purchaser;

(c) copies of the Assignment of Contracts and the Assignment of Tenant Leases, executed by Purchaser;

(d) such evidence as Seller or the Title Company may reasonably require as to the due authorization, execution and delivery by Purchaser of this Agreement and the documents required to be executed by Purchaser hereunder;

(e) a certificate executed by Purchaser reaffirming that Purchaser’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Purchaser’s liabilities set forth in this Agreement;

(f)     a preliminary change in ownership report as required under California law for those portions of the Project located in California;

(g)    an Affidavit of Property Value for those portions of the Project located in Arizona; and

(h)    any other required state, county or municipal transfer tax declarations, notices or filings, and any reasonable and customary documentation required by the Title Company in order for the Title Company to issue the Title Policy.
D.    Prorations.

The Purchase Price for the Project shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser, with all prorations being based on the actual number of days in the year; provided, however, unless Purchaser’s funds have been received by the Title Company and Purchaser shall have authorized their release (which authorization may be conditioned on Seller’s performance of all of Seller’s obligations and satisfaction of all conditions to closing that are to be satisfied by Seller) by 11:45 am Central Time on the Closing Date, the prorations shall be determined as of 12:01 a.m. on the first business day following the Closing Date:

1.    Purchaser shall receive a credit at Closing for all rents, including estimated payments for operating expenses and real estate taxes, collected by Seller prior to the Closing and allocable to the period after Closing but not for any rent which has not been collected by Seller. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until said sums are collected, and Seller shall retain the right to collect any such rent provided Seller does not sue any tenants or terminate any Tenant Leases. Purchaser shall use reasonable efforts after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Purchaser shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases. Any portion of any rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date shall be paid, promptly after receipt, to Seller, but subject to all of the provisions of this Section; and any portion thereof properly allocable to periods on or subsequent to the Closing Date shall be paid to Purchaser. All payments collected from tenants after Closing shall be applied to the rent designated by the tenant making such payment. If such tenant does not designate the rent to which such payment shall be applied, such payment shall first be applied to the month in which the Closing occurs, then to any rent due to Purchaser for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the period ending 60 days after Closing through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to Closing. Any refundable cash security deposits held by Seller at Closing shall be credited to Purchaser on the Closing Date.

2.    The adjustment rent or escalation payments payable under the Tenant Leases for taxes and operating expenses shall be reprorated after their final determination based on Seller’s and Purchaser’s respective share of such taxes and operating expenses. Seller shall provide Purchaser with copies of its books and records relating to the payment of taxes and operating expenses and amounts collected from tenants relating thereto for the relevant periods occurring prior to Closing. As soon as reasonably possible after the end of the year in which the Closing occurs, Purchaser shall make a final calculation of the real estate taxes and operating expenses for the Project for such year as well as the adjustment rent or escalation payments payable under the Tenant Leases in connection therewith. Purchaser shall also calculate Purchaser’s and Seller’s share thereof as set forth in the preceding sentence, which calculation shall be submitted to Seller for its reasonable approval. If Seller has collected more in estimated payments from the tenants for operating expenses and taxes than it is entitled to retain after the final reconciliations are completed, Seller shall pay such excess to Purchaser for refund to the tenants; and, if Seller has collected less in estimated payments than it is entitled to receive after the final reconciliations are completed, Purchaser shall bill the tenants for such amount and shall remit such amounts to Seller upon receipt.

3.    Except to the extent they are directly paid by the tenants, real estate and personal property taxes due and payable with respect to the Project in the year in which the Closing occurs (regardless of when such taxes are assessed or accrue), together with any costs incurred by Seller in protesting such taxes or the assessments on the Project, shall be prorated based on the portion of the year which has elapsed prior to the Closing Date. If the amount of any such taxes has not been determined as of Closing, such credit shall be based on the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. If the taxes can be paid on a discounted basis, the proration shall be done on the basis of the discounted amount payable at the earlier of the Closing Date or the date on which such taxes were paid. Seller shall also give Purchaser a credit for any special assessments against the Project which are due and payable prior to Closing, and Purchaser shall be responsible for all special assessments due and payable on or after the Closing.

4.    If, after the Closing, Purchaser or Seller receives (in the form of a refund, credit, or otherwise) any amounts as a result of a real property tax contest, appeal, or protest (a "Protest"), such amounts will be applied as follows: first, to reimburse Purchaser or Seller, as applicable, for all costs incurred in connection with the Protest; second, to Purchaser for payment of refunds payable to past, present, or future tenants of the Project, in accordance with the terms of any

Tenant Leases; and third, to Seller to the extent that such Protest covers the period prior to the Closing Date and to Purchaser to the extent that such Protest covers the period from and after the Closing Date. Seller will not initiate any new Protest without the prior reasonable approval of Purchaser, and Seller will not unreasonably refuse to initiate a Protest prior to the Closing Date if Purchaser so requests in writing.

5.    Rent payable under the Ground Leases and charges payable under the Ancillary Agreements.

6.    Utilities and fuel payable by the owner of the Project, including, without limitation, steam, water, electricity, gas and oil, which are not directly paid by tenants, shall be prorated as of the Closing. Seller shall use reasonable efforts to cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall give Seller a credit at Closing for all deposits with utility companies serving the Project in which case Seller shall assign its rights to such deposits to Purchaser at the Closing; or, at Seller’s option, Seller shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.

7.    Charges payable by the owner of the Project under the Contracts assigned to Purchaser pursuant to this Agreement.

8.    At Closing Purchaser shall receive a credit against the Purchase price in the aggregate amount of $840,953 on account of various capital expense and ADA compliance issues with the Project, which credit shall be allocated to various Individual Properties as set forth on Exhibit L hereto.

    At least three (3) days prior to Closing, Seller shall deliver to Purchaser a draft closing statement setting forth the prorations required hereunder. Within sixty (60) days after the Closing Date, Purchaser and Seller shall agree on a revised closing statement to the extent additional information is received after Closing with respect to the prorations described above; and within one hundred twenty (120) days after the end of the year in which the Closing has occurred, Purchaser and Seller shall agree on final prorations provided, however, Seller shall in any event be entitled to recover its share of any tax refunds or percentage rents as set forth herein paid after such final prorations. The party owing money to the other party based on any revisions to the prorations shall make such payment within ten (10) business days after agreement on such revisions.
E.    Closing Costs.

Purchaser shall pay (1) the cost of ALTA or extended coverage in the Title Policy (defined below) and the cost of any endorsements, (2) the cost of the survey of the Project, (3) one-half of any escrow or closing charge by the Title Company, (4) the recording fees for the Assignments of Ground Lease and deeds, (5) any sales or similar taxes payable on the transfer of the Personal Property, and (6) its own due diligence and legal expenses. Seller shall pay (1) any transfer taxes or deed stamps payable in connection with the recording of Assignments of Ground Lease and deeds, (2) the title insurance premium for the basic (e.g., CLTA) portion of the Title Policy, (3) one-half of any escrow or closing charge by the Title Company, (4) the recording fees for recording releases of any liens which Seller is obligated or agrees hereunder to discharge at Closing and (5) its own legal expenses.

F.	Leasing Expenses.

Except to the extent paid by Seller prior to the Closing, Seller shall give Purchaser a credit at Closing in the amounts identified as Seller’s responsibility in Exhibit K attached for outstanding leasing commissions, tenant improvement obligations and rent abatement in connection with the current terms of the Tenant Leases. Purchaser shall be responsible for, and shall indemnify and hold Seller harmless against, (i) any brokerage commissions, tenant improvement expenses, moving allowances and other leasing expenses for which and to the extent Purchaser is provided a credit by Seller, (ii) any leasing commissions, tenant improvement obligations and rent abatement identified on Exhibit K attached hereto as Purchaser’s responsibility, (iii) any leasing commissions, tenant improvement obligations and rent abatement owed in connection with new Tenant Leases entered into after the date hereof and prior to Closing with Purchaser’s approval or owed in connection with the exercise of any renewal or expansion options exercised under the Tenant Leases after the date hereof, and (iv) any commissions due Seller’s managing agent under its management agreement for leases or lease amendments executed with respect to the Project within ninety (90) days after the Closing provided the managing agent had substantive discussions with the tenant regarding such lease or lease amendment prior to Closing. Seller’s managing agent shall give Purchaser a list of such tenants at the Closing.
G.    Title.

At the Closing, the Title Company shall issue to Purchaser an ALTA Policy of Title Insurance or the form of title insurance policy prescribed by State law (the "Title Policy") with Purchaser named as insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, insuring that title to the Leasehold Estates and the Improvements is vested in Purchaser, subject only to the Permitted Exceptions and Tenant Leases. If the Title Policy discloses any liens or encumbrances on the Project which are not Permitted Exceptions and which Seller voluntarily created after the date hereof, Purchaser may remove such liens at Closing by paying so much of the Purchase Price to the holders of the liens as is necessary to do so, with such amounts being credited against the Purchase Price. If the Title Policy discloses any other liens or encumbrances which are not Permitted Exceptions, Purchaser may elect either to waive its objection to such liens or encumbrances in which case they shall be deemed to be Permitted Exceptions or terminate this Agreement except those provisions which, by their terms, survive such termination.
H.    Other Leasing Related Price Adjustments.

If the lease renewal with Facey Medical Group at 18460, Roscoe, Northridge, California (the "Facey Lease Renewal") is signed prior to Closing, then Seller shall provide Purchaser with a credit at Closing in the amount of any unpaid tenant improvement costs, leasing commissions and rent abatements relating to such lease renewal to the extent set forth in Exhibit K as set forth above. If the Facey Lease Renewal is not signed prior to Closing, then at Closing Exhibit K will be revised to remove the leasing costs associated with the Facey renewal and Seller shall deposit into an escrow at Closing an amount equal to three (3) years’ rent (both base rent and estimated pass-through costs) budgeted to be paid under the contemplated Facey Lease for the proposed renewal term as set forth on Exhibit M hereto. Such escrow shall provide that during any period between the expiration of the current term of the existing lease to Facey Medical Group and the date when the Facey Lease Renewal is executed, on a monthly basis an amount equal to the rent that would have otherwise been due under the Facey Lease Renewal, as set forth on Exhibit M, shall be released to Purchaser except to the extent such rent is offset by rent collected from Facey. In addition, Purchaser shall be entitled to use the funds in such escrow to pay for leasing costs, including leasing commissions, tenant improvement costs and rent abatement, associated with the Facey renewal. Any funds remaining in the escrow after paying all of the foregoing shall be released to Seller. Purchaser shall provide Seller with a copy of the signed Facey Lease Renewal when executed and any leasing costs incurred in connection with the Facey Lease Renewal.

If the contemplated lease of suite 200 at 300 Old River Road in Bakersfield to Dignity Health (the "Dignity Lease") is signed prior to Closing, then Seller shall provide Purchaser with a credit at Closing in the amount of any unpaid tenant improvement costs, leasing commissions and rent abatements relating to the initial term of such lease. If the Dignity Lease is not signed prior to Closing, then at Closing Seller shall deposit $1,479,009 into an escrow at Closing. Such escrow shall provide that until such time as the Dignity Lease is signed $35,307 shall be released to Purchaser each month. At such time as the Dignity Lease is signed, there shall be released to Purchaser from such escrow an amount equal to the tenant improvement costs, leasing commissions and rent abatements for the Dignity Lease plus reasonable legal fees incurred by Purchaser in connection with the Dignity Lease, and the balance of the escrowed funds shall be released to Seller. Purchaser shall provide Seller with a copy of the signed Dignity Lease when executed, along with evidence of the tenant improvement costs, leasing commissions, rent abatements and legal fees. If the Dignity Lease is not executed within one year after Closing, all remaining escrowed funds will be released to Purchaser.
I.    Sun Lakes ROFO.

Seller shall re-tender its first offer of purchase to the offeree (the "Sun Lakes Offeree") with respect to the Individual Property located at 10440 E. Riggs Road, Sun Lakes, Arizona (the "Sun Lakes Property") at its revised allocated Purchase Price. If on the Closing Date the relevant offer period has not expired without the Sun Lakes Offeree exercising its purchase right and the Sun Lakes Offeree has not waived its purchase right, then the parties shall deposit into an escrow all of the executed closing documents and the allocated Purchase Price for the Sun Lakes Property. If the Sun Lakes Offeree does not then exercise its purchase right within the offer period, the parties shall proceed to close the purchase and sale of the Sun Lakes property within three business days after the expiration of the offer period. If the Sun Lakes Offeree timely exercises its purchase option and closes on the purchase of the Sun Lakes Property, the Sun Lakes Property shall be excluded from purchase and sale hereunder and the Purchase Price shall be reduced by the amount allocated to the Sun Lakes Property and all deposits being held by the Title Company in connection with the Sun Lakes Property shall be returned to their respective depositors.
SECTION 9. WAIVER; SEVERABILITY.

Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 10. BROKERS.

Each party represents and warrants to the other that it has not engaged or dealt with any brokers or finders in connection with the transactions set forth herein except for the Broker, and each party shall indemnify and hold the other party harmless from any claim, liability, loss or damage resulting from the indemnifying party’s breach of the foregoing representation and warranty. Seller shall be obligated to pay any commissions or fees due the Broker.
SECTION 11. SURVIVAL; FURTHER INSTRUMENTS.

Except for provisions herein which reference any action to be taken after Closing or as otherwise expressly set forth herein, none of the terms and provisions herein shall survive the Closing. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as are consistent with this Agreement.
SECTION 12. NO THIRD PARTY BENEFITS.

This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all of the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.
SECTION 13. REMEDIES.
(A)    PROVIDED PURCHASER HAS NOT ELECTED TO TERMINATE THIS AGREEMENT PURSUANT TO ANY OF PURCHASER’S RIGHTS TO DO SO CONTAINED HEREIN, IF PURCHASER COMMITS A DEFAULT UNDER THIS AGREEMENT WHICH IS NOT CURED WITHIN FIVE BUSINESS DAYS AFTER NOTICE (PROVIDED PURCHASER SHALL NOT BE ENTITLED TO ANY SUCH NOTICE OR CURE PERIOD WITH RESPECT TO ITS OBLIGATIONS TO BE PERFORMED ON THE CLOSING DATE), THEN ESCROW AGENT MAY BE INSTRUCTED BY SELLER TO CANCEL THE ESCROW AND SELLER SHALL THEREUPON BE RELEASED FROM ITS OBLIGATIONS HEREUNDER. PURCHASER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE BY REASON OF PURCHASER’S DEFAULT. ACCORDINGLY, PURCHASER AND SELLER AGREE THAT IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT PLACED INTO ESCROW BY PURCHASER PURSUANT TO SECTION 2(A) OF THIS AGREEMENT PLUS ANY

AND ALL ACCRUED INTEREST THEREON. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE FOREGOING AMOUNT IS REASONABLE AS LIQUIDATED DAMAGES AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT. ACCORDINGLY, SELLER MAY INSTRUCT THE ESCROW AGENT TO CANCEL THE ESCROW, WHEREUPON SELLER SHALL BE RELIEVED FROM ALL LIABILITY HEREUNDER, AND, PROMPTLY FOLLOWING ESCROW AGENT’S RECEIPT OF SUCH INSTRUCTION, ESCROW AGENT SHALL (i) CANCEL THE ESCROW, AND (ii) DISBURSE THE DEPOSIT AND ALL ACCRUED INTEREST THEREON TO SELLER (UNLESS SUCH TERMINATION OCCURS PRIOR TO THE DUE DILIGENCE DEADLINE, IN WHICH CASE THE DEPOSIT AND ALL ACCRUED INTEREST THEREON SHALL BE DISBURSED TO PURCHASER). NOTHING IN THIS SECTION 13(A) SHALL (i) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 15 HEREOF OR (ii) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF PURCHASER WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13(A) AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. PURCHASER AGREES TO EXECUTE AND DELIVER SUCH ADDITIONAL INSTRUCTIONS TO ESCROW AGENT TO RELEASE THE DEPOSIT TO SELLER AS PROVIDED HEREIN.
_______________            _______________
Seller’s Initials            Purchaser’s Initials

(B)    If Seller shall default hereunder prior to Closing (it being understood that it is a default if any of Seller’s representations and warranties are materially untrue as of the date hereof or hereafter become materially untrue due to any act or omission of Seller), Purchaser shall be entitled as its sole remedies either to (i) terminate this Agreement and obtain a refund of the Earnest Money together with all interest accrued thereon, in which case Seller shall immediately reimburse Purchaser for its actual out-of-pocket expenses (including attorneys' fees) incurred in connection with this Agreement, the transactions contemplated hereby and all of Purchaser’s due diligence and other costs and expenses relating to the Project up to a maximum of $500,000, or (ii) sue for specific performance of this Agreement. Except as provided in the immediately preceding sentence, Purchaser waives any other rights or remedies at law or equity if Seller shall default hereunder prior to Closing. Seller shall have no liability after Closing for the breach of any representations, warranties or covenants set forth in this Agreement and any closing documents delivered pursuant hereto unless the losses suffered by Purchaser as a result of such breaches exceeds $60,000 in the aggregate (in which case Seller shall be liable for “first dollar” losses, with the $60,000 being a threshold and not a deductible), and in no event shall Seller’s liability after Closing under this Agreement and any closing documents delivered pursuant hereto as a result of such breaches exceed $2,000,000 in the aggregate. If Purchaser does not acquire all of the Individual Properties comprising the Project for any reason, each of the dollar amounts set forth in the preceding sentence shall be reduced such that it shall equal such dollar amount times a fraction, the numerator of which is the portion of the Purchase Price allocated to the Individual Properties acquired by Purchaser and the denominator of which is the Purchase Price for the entire Project. The terms of this Section shall survive Closing.

SECTION 14. NOTICES.

All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by (i) facsimile provided a copy thereof is also sent by one of the following means, (ii) hand delivery, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) nationally-recognized overnight courier service. Notices and other communications shall be deemed to have been given on actual receipt. Notices shall be addressed as follows:

    (a)    To Seller:

c/o LaSalle Investment Management, Inc.
3344 Peachtree Road NE, Suite 1200
Atlanta, Georgia 30326
Attention: Laurence C. Harris
Telephone Number: (404) 995-2130
Facsimile Number: (312) 470-5304

and

c/o LaSalle Investment Management, Inc.
100 E. Pratt Street
Baltimore, MD 21202
Attention: G. Lucas Kimmel
Telephone Number: (410) 878-4877
Facsimile Number: (312) 288-4304

with a copy to:

Hagan & Vidovic LLP
200 East Randolph Drive, 43rd Floor
Chicago, Illinois 60601
Attention: R.K. Hagan
Telephone Number (312) 228-2994
Facsimile Number: (312) 228-0982

(b)    To Purchaser:

NexCore HHF Venture LLC
c/o Heitman Capital Management LLC
191 North Wacker, Suite 2500
Chicago, Illinois 60606
Attention: Howard Edelman
Telephone Number (312) 855-6547
Facsimile Number: (312) 541-6738

And:

NexCore HHF Venture LLC
c/o NexCore Group LP
1621 18th St., Suite 250
Denver, CO 80202
Attention: David London
Telephone Number (303) 382-0177
Facsimile Number: (303) 244-0720

with a copy to:

Dentons US LLP
233 South Wacker, Suite 7800
Chicago, Illinois 60606
Attention: Todd Stennes
Telephone Number (312) 876-3173
Facsimile Number: (312) 876-7934

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Section.
SECTION 15. ATTORNEYS' FEES.

In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its attorneys' fees.
SECTION 16. CONFIDENTIALITY.

Purchaser and Seller each agree that it will hold in strict confidence all documents and information concerning the other party and its business and properties. If the transaction contemplated hereby should not close, such confidence will be maintained for a period of one (1) year, and all such documents and information (in written form only, there being no requirement to return or destroy electronic mail messages or their attachments) will immediately thereafter be returned to the party originally furnishing the same. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement will be made by either Purchaser or Seller without the written consent of the other party. The foregoing provision will not, however, be construed to prohibit either party from disclosing to its investors, lenders, consultants or partners such terms of this transaction as are customarily disclosed to them in connection with similar acquisitions; provided that such investors, lenders, consultants or partners are informed of the confidentiality provisions of this Section and provided such party shall be responsible for any breach of this Section by the parties to whom it makes such disclosures. The terms of this Section shall survive the Closing
SECTION 17. LIMITATION ON LIABILITY.

Subject to the Joinder of ELPF Acquisition #1 Partners LLC attached hereto, any obligation or liability of either of the parties hereunder shall be enforceable only against, and payable only out of,

the property of such party, and in no event shall any officer, director, shareholder, partner, beneficiary, agent, advisor or employee of either party be held to any personal liability whatsoever or be liable for any of the obligations of the parties hereunder.
SECTION 18.    WAIVER OF CERTAIN DAMAGES.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES.
SECTION 19. WAIVER OF JURY TRIAL.
NO PARTY SHALL HAVE THE RIGHT TO SEEK A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND EACH WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TERMS OF THIS AGREEMENT OR ANY CLOSING DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.
SECTION 20. MISCELLANEOUS.

A.    This Agreement (including all Exhibits hereto which are hereby incorporated by reference) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement shall be construed and enforced in accordance with the laws of the state of Illinois. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller except to an entity controlled by Heitman Capital Management LLC or an affiliate thereof and/or Purchaser or an affiliate thereof (it being understood and approved that Purchaser intends to assign this Agreement to NexCore HFF Venture LLC in connection with a capital contribution to such entity); any assignee shall be deemed to have assumed all of the assignor’s obligations hereunder, and the assignor shall remain liable hereunder. Purchaser may partially assign this Agreement to multiple entities controlled by Purchaser or otherwise designate such entities to acquire title to individual properties comprising the Project. Purchaser shall notify Seller at least ten (10) days prior to the Closing of any assignment of this Agreement or designation of any such designees. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

B.    Seller may assign this Agreement with respect to one or more of the Individual Properties to an intermediary in connection with any desired “1031 exchange” transaction. Seller shall not be relieved of its obligations under this Agreement in the event of such assignment. If Seller proceeds with such a “1031 exchange”, Purchaser shall cooperate with Seller and do all things reasonably required and requested by Seller (provided that such actions do not increase Purchaser’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange. Seller shall and do hereby indemnify, defend and hold Purchaser harmless for, from and against all liabilities arising as a result of the exchange that would not have arisen had Seller not closed this transaction as part of a like-kind exchange. Anything in this clause (b) to the contrary notwithstanding: (i) Purchaser makes no representation or warranty to Sellers as to the effectiveness or tax impact of any proposed exchange; (ii) in no event shall Purchaser or any designee be required to take title to any exchange or replacement property; (iii) Seller shall provide Purchaser with copies of all documents that are to be executed by Purchaser in connection with such exchange transaction no less than five (5) Business Days prior to the Closing Date; (iv) in no event shall completion of any such exchange transaction be a cause or excuse for any delay in the Closing Date; (v) Purchaser shall not be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by Seller or any exchange facilitator; and (vi) Seller agree to use a qualified intermediary to conduct the exchange.

C.    Time is of the essence of this Agreement and each provision hereof. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought. Purchaser shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Project. This Agreement may be executed in counterparts and by facsimile or other electronic signature, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ELPF Glendale 1500 South Central LLC, ELPF Northridge 18350 Roscoe LLC, ELPF Northridge 18546 Roscoe LLC, ELPF Northridge 18460 Roscoe LLC, ELPF Bakersfield 300 Old River LLC, ELPF Bakersfield 500 Old River LLC, ELPF Santa Maria 116 S. Palisades LLC, ELPF Santa Maria 525 E. Plaza LLC, ELPF Chandler 485 South Dobson LLC, ELPF Gilbert 1501 North Gilbert LLC, ELPF Phoenix 4545 East Chandler LLC, ELPF Sun Lakes 10440 East Riggs LLC, and ELPF Phoenix 500 West Thomas LLC, all Delaware limited liabilities companies

By: ELPF Acquisition #1 Partners LLC,
a Delaware limited liability company, their sole member

By:___________________________
Title:__________________________

NexCore Development LLC, a Delaware limited liability company

By______________________________
Title:____________________________